EXHIBIT 99.1

Power of the Dream Ventures, Inc. appoint Gene Guhne to the Company’s Board of Directors

BUDAPEST, HUNGARY, March 6, 2008 -- Power of the Dream Ventures (PDV), one of Hungary's premier technology acquisition companies, announced today that Mr. Gene Guhne has been appointed to serve on the Company’s Board of Directors.

Mr. Guhne has served as a Vice President, Sales of Ultimate Software, Inc. (NASDAQ: ULTI) since November 1999. From February 1998 to November 1999, Mr. Guhne served as Director of Sales, Mid-Atlantic Division of Ultimate Software, Inc. Prior to joining Ultimate Software, Inc., from 1992 to 1998, Mr. Guhne was the President of The Ultimate Software Group of the Carolinas, Inc. and the Vice President of The Ultimate Group of Virginia, Inc., a reseller of Ultimate Software which was acquired by it in March 1998. From 1987 to 1992, Mr. Guhne served in various positions at ADP, where his most recent position was Director of Sales.

“PDV is a company in a very unique position. Seldom if ever does a company have an opportunity to acquire, develop and commercialize all of the intellectual property of an entire geographic region. The growth potential of PDV makes this a very exciting opportunity. I look forward to assisting PDV as a board member” said Mr. Guhne.

"We are pleased to welcome Mr. Guhne to our Board of Directors. As we accelerate our development efforts, Mr. Guhne’s many years of public company and sales experience will be a great a strategic asset“ said Viktor Rozsnyay, President of the Company.

Prior to joining the Board of Directors Mr. Guhne served as an advisor to the company.

About PDV
Power of the Dream Ventures, Inc. is a premier holding company focused on technology acquisition and development enabling the delivery of revolutionary concepts and ready to market products to the international market place. We develop-, acquire-, license-, or co-develop technologies that originate exclusively in Hungary that are in prototype stage based on existing patents; in prototype stage prior to patenting; existing products that require expansion capital to commercialize; emerging science and high-technology research projects that require help in patenting, developing the product and marketing, University spin-off technologies and ideas from the very early stages on that represent "disruptive technologies." For more information please visit our website at Http://www.powerofthedream.com

Contact

Viktor Rozsnyay
President
+36-1-456-6061

Daniel Kun, Jr.
Vice President
+36-1-456-6061